EXHIBIT 10.68

MEMORANDUM OF UNDERSTANDING
EFFECTUATING THE TRANSFER OF
NATURAL URANIUM HEXAFLUORIDE
FOR AFFECTED INVENTORY

This Memorandum of Understanding (“MOU”) is entered into as of this 22nd day of October 2004 (the “MOU Effective Date”) by and between the United States Department of Energy (“DOE”) and USEC Inc. (“USEC”), a Delaware corporation with headquarters at 6903 Rockledge Drive, Bethesda, Maryland 20817 (DOE and USEC being sometimes referred to herein individually as a “Party” and collectively as the “Parties”).

WITNESSETH

WHEREAS, on June 17, 2002, DOE and USEC concluded an agreement (the “June 17 Agreement”) in which they agreed, among other things, on procedures for dealing with up to 9550 MTU of natural uranium hexafluoride that DOE had transferred to USEC on or about June 30, 1993, April 20, 1998, and May 18, 1998 and that did not meet ASTM Specification C-787-90 (the “Affected Inventory”) in exchange for USEC’s agreement to release the United States from any and all liability and claims relating to or arising from the DOE’s transfer of the Affected Inventory as amounts are exchanged, processed or replaced, such releases first relating to the May 18, 1998 transfer; and

WHEREAS, in accordance with Article 4.B(b) of the June 17 Agreement, DOE and USEC have agreed to exchange 2116 Metric Tons (“MTU”) of natural uranium hexafluoride in DOE’s inventory (the “Natural UF6”) for 2116 MTU of Affected Inventory; and

WHEREAS, as specified in the letter from Acting Under Secretary of Energy Garman to USEC President and Chief Executive Officer Timbers, dated June 25, 2004 (the “DOE Letter”), the exchange of 2116 MTU is conditioned upon the USEC Affected Inventory being returned to DOE “within American National Standards Institute N14.1 – compliant cylinders with operable valves [“Compliant Cylinders”] unless USEC takes responsibility for assuring that the material can be shipped and treated pursuant to an agreement between USEC” and DOE; and

WHEREAS, USEC has assured DOE that, as a result of a process USEC has developed, Affected Inventory in cylinders that do not comply with ANSI Specification N14.1 or have inoperable valves (“Non-Compliant Cylinders”) can be shipped and treated for the purpose of transferring DOE Affected Inventory to Compliant Cylinders; and

WHEREAS, subject to the availability of funds and legislative authority for this purpose, USEC expects to have shipped the approximately 593 MTU of Affected inventory in Non-Compliant Cylinders referred to in Section 1.4 below from Paducah to Portsmouth by June 30, 2005, and to have transferred such Affected Inventory to Compliant Cylinders by September 30, 2005, thus fulfilling the shipment requirements of the DOE Letter; and

WHEREAS, the Parties anticipate a future agreement for the continued operation of the Portsmouth S&T Facilities for the processing of Affected Inventory in Fiscal Year 2005 and beyond (a “Future Agreement”) pursuant to which USEC will, among other things, transfer DOE Affected Inventory from Non-Compliant Cylinders to Compliant Cylinders, accept processed DOE Affected Inventory for use at the Paducah Gaseous Diffusion Plant, and return to DOE natural uranium hexafluoride that meets the ASTM Specification C-787-90 for Technetium 99 (the “ASTM Specification”); and

WHEREAS, USEC commits that the total cost to DOE, to transfer approximately 2,077 MTU of Affected Inventory from Non-Compliant Cylinders to Compliant Cylinders, will not exceed the sum of (a) $9 million dollars of direct costs to be verified and agreed to by DOE prior to execution of a Future Agreement, plus (b) the allocable indirect costs, as detailed in Appendix I to this MOU; and

WHEREAS, as a result of the foregoing, USEC expects to have transferred approximately 593 MTU of DOE Affected Inventory from Non-Compliant to Compliant Cylinders by September 30, 2005 and to have processed all of the 2116 MTU of Affected Inventory transferred from USEC to DOE in Compliant and Non-Compliant Cylinders, and to have provided DOE with 2116 MTU of Natural UF6 that meets the ASTM Specification in Compliant Cylinders by December 31, 2006;

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1 – TRANSFER OF NATURAL UF6 FOR AFFECTED INVENTORY

1.1 Within five working days from the MOU Effective Date, DOE shall provide USEC with a detailed list of the cylinders which contain approximately 2116 MTU of Natural UF6 proposed to be transferred to USEC, which list shall become Exhibit A to this MOU.

1.2 USEC shall have the opportunity to inspect the proposed cylinders within sixty (60) working days of the MOU Effective Date and to notify DOE in writing within this time frame of any cylinder that is a Non-Compliant Cylinder. USEC may reject any Non-Compliant Cylinder within the sixty-day period and, to the extent DOE has available Compliant Cylinders of Natural UF6, DOE will provide details on a replacement cylinder within ten (10) working days and amend Exhibit A accordingly. After the sixty-day period, the cylinders shall be deemed to be ANSI-compliant and DOE will have no further obligation to provide Compliant Cylinders pursuant to this MOA. Once DOE has been notified that USEC has completed its inspection of and accepts the cylinders as being ANSI-compliant, DOE will transfer title to and custody of the 2116 MTU of Natural UF6 listed on the Exhibit A (as amended) to USEC within ten (10) working days.

Following the transfer of title and custody of the cylinders of Natural UF6 listed on Exhibit A, USEC will have a period of one year to inspect and either accept or, in the event the material does not meet the ASTM Specification, reject the material, after which period of time the material shall be deemed to meet the ASTM Specification and DOE will have no further obligation to replace the rejected material. Should USEC provide test data verifying that the material in any cylinder does not meet the ASTM Specification within the one year period, DOE will replace the cylinder with a cylinder containing Natural UF6 to the extent such material is available for transfer by DOE. In the event DOE does not have material available for transfer, USEC will adjust the release of material provided for in Section 1.3 accordingly. In the event DOE provides a replacement cylinder, the provisions relating to inspection, acceptance and transfer set out in this Section 1.2 apply to the replacement of material and cylinders.

1.3 Upon the transfer to USEC by DOE of title to and custody of Natural UF6 under Section 1.2 above, USEC shall provide to DOE a notice of release from any and all liability and claims relating to or arising from DOE’s transfer of a like amount of Affected Inventory. Such notice of release shall relate first to the April 20, 1998 transfer and then to the June 30, 1993 transfer. The Parties acknowledge that USEC has already released DOE from liability with respect to the May 18, 1998 transfer.

1.4 USEC shall transfer title to DOE, but not custody (until requested), of, approximately 1523 MTU of Affected Inventory in Compliant Cylinders within ten (10) working days of the execution of this MOU and approximately 593 MTU of Affected Inventory in Non-Compliant Cylinders within ten (10) working days after arrival in Portsmouth, the total being a like amount of material to that which is transferred to USEC pursuant to section 1.2 above. Within five working days of the MOU Effective Date, USEC shall provide DOE with a detailed list of the cylinders proposed to be transferred to DOE, which shall become Exhibit B to this MOU. In no event shall USEC include under Exhibit B Previously Processed Cylinders, (as that term is defined in the Work Authorization for Continued Operation of the Shipping and Transfer Facilities For Processing Affected Inventory dated April 8, 2004). DOE shall have the right, for a period of ninety (90) days from the date the title was transferred, to notify USEC that any cylinder in the approximately 1523 MTU transfer of Affected Inventory is a Non-Compliant Cylinder. In the event USEC receives such notification, it shall upon receiving concurrence of DOE, either replace any such Non-Compliant Cylinder with a Compliant Cylinder of Affected Inventory or a Compliant Cylinder containing uranium hexafluoride which meets the ASTM Specification or process any such Non-Compliant Cylinder along with the Non-Compliant Cylinders transferred to DOE in the approximately 593 MTU transfer of Affected Inventory. USEC shall utilize the first resources made available from any Future Agreement to transfer the approximately 593 MTU of Affected Inventory in Non-Compliant Cylinders to Compliant Cylinders with the objective of completing processing at Portsmouth by September 30, 2005, followed by implementation of the provisions of section 1.7 below.

The Parties acknowledge that a Future Agreement may be negotiated for the continued operation of the Portsmouth S&T Facilities for the transfer of approximately 2,077 MTU of Affected Inventory from Non-Compliant Cylinders to Compliant Cylinders and that total costs for that program will not exceed the sum of (a) $9 million of direct costs to be verified and agreed to by DOE prior to execution of a Future Agreement, plus (b) the allocable indirect costs. USEC agrees that it will charge no fee in the Future Agreement for the processing of USEC or DOE Affected Inventory. However, the agreement in the preceding sentence regarding fee shall have no precedential value in circumstances under which USEC may provide other services to DOE while earning a fee.

1.5 USEC, in accordance with all applicable regulatory requirements, and at its costs, including, but not limited to, any costs incurred by the Department’s contractor to oversee USEC’s movement of cylinders in DOE’s non-leased cylinder yards, shall be responsible for the movement of all cylinders identified in Exhibits A and B to the appropriate storage yard. Provided any DOE non-leased cylinder yard (s) can be leased to USEC on a temporary basis without creating regulatory issues for DOE or USEC, the parties agree to process on an expedited basis a temporary lease change to the Lease Agreement between DOE and USEC, dated July 1, 1993 in order to affect the movement of such cylinders.

1.6 USEC shall document the transfers referred to in Section 1.2 and 1.4 on the appropriate Nuclear Material Transaction Reports (Forms 741).

1.7 Subject to the availability of funds and legislative authority for this purpose (a) each cylinder of DOE Affected Inventory processed by USEC that meets the ASTM Specification will be returned to DOE custody in a Compliant Cylinder within thirty (30) days of completing processing at the Portsmouth S&T Facilities and (b) each cylinder of DOE Affected Inventory processed by USEC that does not meet the ASTM Specification after 1 or 2 passes will be used as feed in the Paducah GDP cascade, and USEC will provide DOE, within thirty (30) days of such Affected Inventory being introduced as feed in the Paducah GDP, with an equivalent quantity of natural uranium hexafluoride that meets the ASTM Specification and is contained in a Compliant Cylinder. USEC shall introduce such Affected Inventory as feed in the Paducah GDP as quickly as feasible, taking into account the approximately 2450 MTU of USEC Affected Inventory currently scheduled to be introduced as feed over the next 16 months, the rate at which the Paducah GDP can accept feed that does not meet the ASTM Specification, USEC’s existing contractual commitments to deliver feed to customers, and USEC’s commitment not to use DOE Inventory as USEC working inventory. Upon DOE’s request, USEC shall provide DOE with information sufficient to verify that USEC has abided by its commitment not to use DOE Inventory as USEC working inventory.

USEC expects to have transferred approximately 593 MTU of DOE Affected Inventory from Non-Compliant Cylinders to Compliant Cylinders by September 30, 2005, to have processed such Affected Inventory and returned to DOE custody an equivalent amount of approximately 593 MTU of Natural UF6 that meets the ASTM Specification in Compliant Cylinders by June 30, 2006, and to have returned to DOE custody the full total of approximately 2116 MTU of Natural UF6 that meets the ASTM Specification in Compliant Cylinders by December 31, 2006.

In the event the Paducah GDP operations or feed scheduling circumstances preclude such use in the Paducah GDP to meet the milestones described above, USEC may, upon written notification of the circumstances made to DOE and to which DOE does not object in writing, delay the return to DOE by up to 180 days (not to exceed 360 days from the date of processing) of an equivalent quantity of natural uranium hexafluoride that meets the ASTM Specification contained in a Compliant Cylinder. Delivery by USEC following processing may be made to either DOE’s Portsmouth or Paducah UF6 cylinder yards, as directed by DOE.

ARTICLE 2 – RESTRICTIONS ON USEC’S USE OF NATURAL UF6

2.1 The Parties agree that USEC received the Affected Inventory from DOE pursuant to (a) a June 30 1993 Determination Order by the Office of Management and Budget, (b) an April 20, 1998 Memorandum of Agreement between DOE and USEC, and (c) a May 18, 1998 Amendment FY 98-1 and accompanying Secretarial Determination. USEC represents that these documents, pursuant to which it received the Affected Inventory, will be accurately cited in the cylinder list set forth in Exhibit B.

2.2 The Parties further agree that the Natural UF6 being transferred to USEC by DOE pursuant to this MOU shall be deemed for all purposes to be uranium hexafluoride transferred to DOE pursuant to Section 3112(b)(1) of the USEC Privatization Act, 42 USC §2297h-10(b)(1). USEC shall be entitled to sell this uranium for consumption by end users in the United States or abroad, provided, that sales for consumption by end users in the United States shall be subject to the use restriction set forth in Section 3112(b)(2)(D) of the USEC Privatization Act, 42 USC §2297h-10(b)(2)(D).

ARTICLE 3 – DISPUTE RESOLUTION

If a dispute arises under this MOU, these procedures shall apply. Either Party may invoke this dispute resolution procedure. The Parties shall make a reasonable effort to informally resolve disputes at the lowest level prior to the issuance of a formal written statement of dispute under the procedures set forth below:

A. INFORMAL DISPUTE

Informal dispute resolution may be invoked by either Party for any action which leads to or generates a dispute. A Party who wishes to invoke dispute resolution shall do so by first issuing a written statement of informal dispute resolution. The written statement of informal dispute shall set forth the nature of the dispute, the work affected by the dispute, the disputing Party’s position with respect to the dispute, and the information the disputing Party is relying upon to support its position. During informal dispute, the disputing Party shall engage the other Party in informal dispute resolution among the Technical Representatives (TRs) and/or their immediate supervisors. During the informal dispute resolution process, the Parties shall meet as many times as are necessary to discuss and attempt resolution of the dispute. The informal dispute resolution period shall be limited to thirty (30) days from the date on which the disputing Party provides the other Party with the written statement of the informal dispute resolution, unless extended by agreement of the Parties.

B. FORMAL DISPUTE

If agreement cannot be reached on any issue during the informal dispute resolution process, then the disputing Party shall forward, no later than fifteen (15) days after the end of the informal dispute resolution period, a written statement of dispute to the other Party setting forth the nature of the dispute, the work affected by the dispute, the disputing Party’s technical and legal position regarding the dispute, and the relief requested. The written statement of dispute shall be mailed by the Dispute Resolution Manager for the disputing Party to the Dispute Resolution Manager for the other Party.

The Dispute Resolution Managers shall have thirty (30) working days to resolve the dispute from the date of receipt of the written statement of dispute. The resolution of the dispute shall be memorialized in writing. Both parties shall abide by the terms and conditions of any final resolution of the dispute.

The Parties shall diligently perform under this Agreement pending the completion of these dispute resolution procedures.

If the Dispute Resolution Managers are unable to resolve the dispute within thirty (30) working days of receipt of the written statement of dispute, the Parties will elevate the matter(s) for resolution by the Under Secretary of Energy and the President of USEC. The Under Secretary and President of USEC shall have thirty (30) working days to resolve the dispute from the date of forwarded by the Dispute Resolution Managers. The resolution of the dispute shall be memorialized in writing. Both Parties shall abide by the terms and conditions of any final resolution of the dispute.

In the event that the Under Secretary of Energy and the President of USEC do not resolve the matter(s), the parties may pursue whatever remedies they may have at law and equity.

The time frames set forth above for reporting and resolution of disputes may be extended by mutual agreement of the Parties, and such agreement shall be in writing.

C. IDENTIFICATION OF DISPUTE RESOLUTION PARTIES:

For purposes of this Dispute Resolution Article, the USEC Technical Representative is:

Name: Title: Address:	Larry B. Cutlip Technetium Program Manager P.O. Box 628 Piketon, Ohio 45661

For purposes of this Dispute Resolution Article, the USEC Dispute Resolution Manager is:

Name: Title: Address:	Lindsey Krause Director, Production Operations USEC Inc. 6903 Rockledge Drive Bethesda, Maryland 20817

For purposes of this Dispute Resolution Article, the DOE Technical Representative is:

Name: Title: Address:	Larry W. Clark Assistant Manager for Nuclear Fuel Supply, NS-50 United States Department of Energy — ORO

P.O. Box 2001
Oak Ridge, TN 37831

For purposes of this Dispute Resolution Article, the DOE Dispute Resolution Manager is:

Name: Title: Address:	Linda L. Gunter Associate Director, Office of Nuclear Fuel Cycle Security United States Department of Energy 1000 Independence Avenue Washington, DC 20585

ARTICLE 4 — POINTS OF CONTACT

The Parties agree that to facilitate the exchange of Exhibits A and B as well as other routine communication the following points of contact should be used:

For the purposes of this Agreement the DOE point of contact is :

Name: Title: Address:	Larry W. Clark Assistant Manager for Nuclear Fuel Supply, NS-50 United States Department of Energy — ORO

P.O. Box 2001
Oak Ridge, TN 37831

For the purposes of this Agreement the USEC point of contact is:

Name: Title: Address:	Larry B. Cutlip Technetium Program Manager P.O. Box 628 Piketon, Ohio 45661

IN WITNESS WHEREOF, the Parties have caused this Memorandum of Understanding to be signed in two originals by their duly authorized representatives as of the MOU Effective Date.

UNITED STATES DEPARTMENT OF ENERGY

By:	/s/ Linda L. Gunter

Linda L. Gunter

Title: Associate Director, Office of Nuclear Fuel Cycle Security

USEC INC.

By:	/s/ Philip G. Sewell

Title:	Philip G. Sewell Senior Vice-President